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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                            Apollo Gold Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                            Common Stock, par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   03761E102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                August 13, 2003*
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
*    This date  represents  the date on which the  securities  reported  on this
     Schedule 13G became registered under Section 12 of the Securities Exchange Act of 1934, and which is subsequent to the date the reporting persons first acquired such securities.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). CUSIP No. 03761E102 ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     3,451,900

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     3,451,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,451,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

--------------------------------------------------------------------------------

CUSIP No. 03761E102
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Associates, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     3,008,800

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     3,008,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,008,800

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO - General Partner of Libra Fund, L.P.

--------------------------------------------------------------------------------

CUSIP No. 03761E102
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     3,008,800

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     3,008,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,008,800

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------

CUSIP No. 03761E102
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ranjan Tandon

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER



6.   SHARED VOTING POWER

     3,451,900

7.   SOLE DISPOSITIVE POWER



8.   SHARED DISPOSITIVE POWER

     3,451,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,451,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.1%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No. 03761E102
          ---------------------


Item 1(a).  Name of Issuer:


            Apollo Gold Corporation
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            Suite 300, 204 Black Street
            Whitehorse, Yukon Territory
            Canada Y1A 2M9
            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            Libra Advisors, LLC
            Libra Associates, LLC
            Libra Fund, L.P.
            Ranjan Tandon, President of Libra Advisors, LLC and Managing Member of Libra Associates, LLC
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:


            909 Third Avenue
            29th Floor
            New York, New York 10022
            --------------------------------------------------------------------


      (c).  Citizenship:


            Libra Advisors, LLC - New York limited liability company
            Libra Associates, LLC - Delaware limited liability company
            Libra Fund, L.P. - Delaware limited partnership
            Ranjan Tandon - United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:


            Common Stock, par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:


            03761E102
            --------------------------------------------------------------------


Item 3.   Type of Reporting Person:

          Not Applicable

Item 4.   Ownership.

       (a)  Amount beneficially owned:

               3,008,800 shares owned by Libra Advisors, LLC, Libra Associates, LLC, Libra Fund, L.P. and Ranjan Tandon.

               Additional 443,100 shares owned by Libra Advisors, LLC and Ranjan Tandon.
          ----------------------------------------------------------------------


       (b)  Percent of class:

               6.2% owned by Libra Advisors, LLC, Libra Associates, LLC, Libra Fund, L.P. and Ranjan Tandon.

               Additional 0.9% owned by Libra Advisors, LLC and Ranjan Tandon.
          ----------------------------------------------------------------------


       (c)  Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote

                    Not Applicable

               (ii) Shared power to vote or to direct the vote


                    3,008,800 shares with shared power to vote or to direct the vote by Libra Advisors, LLC, Libra Associates, LLC, Libra Fund, L.P. and Ranjan Tandon.

                    Additional 443,100 shares with shared power to vote or to direct the vote by Libra Advisors, LLC and Ranjan Tandon.

              (iii) Sole power to dispose or to direct the disposition of

                    Not Applicable

              (iv) Shared power to dispose or to direct the disposition of

                    3,008,800 shares with shared power to dispose or to direct the disposition of by Libra Advisors, LLC, Libra Associates, LLC, Libra Fund, L.P. and Ranjan Tandon.

                    Additional 443,100 shares with shared power to dispose or to direct the disposition of by Libra Advisors, LLC and Ranjan Tandon.

Item 5.   Ownership of Five Percent or Less of a Class.

                Not Applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

                Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                Not Applicable


Item 8.   Identification  and  Classification  of Members of the Group.

                Not Applicable


Item 9.   Notice of Dissolution of Group.

                Not Applicable


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  LIBRA ADVISORS, LLC

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: President
                                                      Date:  September 17, 2003

                                                  LIBRA ASSOCIATES, LLC

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: Managing Member
                                                      Date:  September 17, 2003

                                                  LIBRA FUND, L.P.

                                                  By: LIBRA ASSOCIATES, LLC
                                                      its General Partner

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: Managing Member
                                                      Date:  September 17, 2003

                                                  /s/ Ranjan Tandon
                                                  ---------------------
                                                      Name:  Ranjan Tandon
                                                      Date:  September 17, 2003

                                                                      Exhibit A


                                   AGREEMENT

The undersigned agree that this Schedule 13G dated September 17, 2003 relating to the Common Stock, par value, of Apollo Gold Corporation shall be filed on behalf of the undersigned.

                                                  LIBRA ADVISORS, LLC

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: President
                                                      Date: September 17, 2003

                                                  LIBRA ASSOCIATES, LLC

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                      Name:  Ranjan Tandon
                                                      Title: Managing Member
                                                      Date: September 17, 2003

                                                  LIBRA FUND, L.P.

                                                  By: LIBRA ASSOCIATES, LLC
                                                      its General Partner

                                                  By: /s/ Ranjan Tandon
                                                     ---------------------
                                                     Name:  Ranjan Tandon
                                                     Title: Managing Member
                                                     Date: September 17, 2003

                                                  /s/ Ranjan Tandon
                                                  ---------------------
                                                     Name:  Ranjan Tandon
                                                     Date:  September 17, 2003



03784.0001 #429239